Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript SCIL - Q2 2007 Scientific Learning Earnings Conference Call Event Date/Time: Jul. 25. 2007 / 2:00PM PT

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS

Jane Freeman

Scientific Learning - SVP, CFO

Bob Bowen

Scientific Learning - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Nate Swanson

ThinkEquity - Analyst

Ryan Mahoney

ThinkEquity - Analyst

Jeff Silber

BMO Capital Markets - Analyst

Trace Urdan

Signal Hill - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Second Quarter 2007 Scientific Learning Earnings Conference Call.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today's conference, Ms. Jane Freeman, Senior Vice President and Chief Financial Officer. Please proceed.

Jane Freeman - Scientific Learning - SVP, CFO

Thank you. Before we proceed, I'd like to inform you that during the course of this conference call we'll make projections and other forward-looking statements that are subject to the Safe Harbor created by the Federal Securities Laws.

They include statements related to projected levels of revenue, book sales, margins, expenses, profit or loss, cash flow, tax rate and the other financial results and drivers behind them, including trends in the K-12 education market, available funding and results that may be achieved by the use of our products, expected staffing levels and new product introductions.

Such statements are subject to risks and uncertainties and the results may differ materially from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed on this call. We will file a transcript of this conference call with our press release in an 8-K later this week or early next week.

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

During the call we will be discussing book sales, which is a non-GAAP financial measure. We believe book sales are a better measure of current business activity than revenue. A reconciliation of book sales, revenue and deferred revenue is included as supplemental information with the press release and in the investor information section of our website at www.scientificlearning.com.

Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website.

And now I'd like to turn the call over to Bob Bowen, our Chairman and CEO.

Bob Bowen - Scientific Learning - Chairman, CEO

Thanks, Jane. K-12 booked sales increased 30% over the second quarter of 2006 and accounted for 93% of the total sales. This strong growth was above our annual and long term growth target of 20% to 25%. Total booked sales for the quarter were up 28% compared to last year's Q2. Year-to-date booked sales are up 15% compared to last year. Despite those results being below our annual growth target, we remain confident about the year for two reasons: First, we had more than $2 million in transactions that shifted into Q3 at the end of the quarter. Second, despite the strong sales growth in Q2 and closing the second largest transaction in our history, our 2007 sales pipeline remains at record levels, up 71% over the end of last year's second quarter. Historical close rates would indicate that we have more than an adequate pipeline to achieve our annual growth target.

Revenues for the second quarter were up 13%, with service and support revenues growing 46%. Gross margin improved from 81% to 82% in the quarter, as we continue to realize the anticipated pickup in service and support margins. Net income increased in the quarter from $0.13 a share in the second quarter of 2006, to $0.15 in the second quarter of 2007, including approximately $300,000 in unplanned expenses associated with the secondary offering.

In the quarter we continued to make solid progress in executing against our key strategic and operational objectives. To remind you, these goals, are to: 1) make Fast ForWord software an accepted mainstream intervention solution in the K-12 market, while positioning for rapid growth in the global learning market; 2) increase capacity and productivity in our sales organization; and 3) establish the science and research behind our innovation as a market differentiator.

Our focus in gaining acceptance for Fast ForWord is concentrated on three initiatives: 1) to build brand awareness; 2) to continue to improve post-sales service and support to increase effective use; and 3) to expand our product line, as well as continue to enhance the software for easier deployment and use by teachers and students.

We crossed an important benchmark in the second quarter of 2007 with more than one million Fast ForWord software products used by learners around the world. The learner who used the one-millionth product in May of 2007 was a student in the Cumberland County School District in North Carolina. I had the pleasure of making two special presentations to the Cumberland

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

County School Board and Bill Harrison, Superintendent of Schools, in recognition of this important benchmark, as well as becoming a national reference site.

The number of school sites that have been licensed reached almost 4,900 in the quarter. Brain research also continues to be a hot topic around the world, and our brain-based seminars continue to attract large and increasing numbers of educational leaders around the globe. Year-to-date in the U.S. we have conducted 49 brain-based events, up 32% from the first half of 2006. District participation is up 67%, and total attendance is up 66%. These events generated opportunities totaling over $18 million, compared to just over $5 million in the first half of 2006.

In the international market we have conducted 14 events year-to-date with attendance up 38% over 2006. These important events continue to build awareness about our life-changing neurological innovation and generate our best leads for our direct sales organization and our international value-added resellers VARs. These events, along with our growing sales capacity and word-of-mouth among educators, have produced our record and growing sales pipeline.

We have completed and celebrated our first year of operation with our new We Care Support Center in Tucson, Arizona. We are very pleased with how smooth the transition went from an outside provider to our own team. Most importantly, we're delighted with the value and efficiency being gained through this excellent team of support professionals with growing knowledge of our unique innovation. Not only are our customers pleased with the increased quality and attention, but we are gaining cost efficiency resulting from improved margins, as predicted.

We completed four regional Fast ForWord Circles of Learning in the second quarter, with 256 customers participating in these motivational learning events. We have more regional events planned for the second half of the year, along with our national Fast ForWord Circle of Learning that will be held in Orlando, Florida.

Our sales force continues to do an excellent job selling more professional services with each transaction, with 23% of our booked sales in the second quarter coming from professional services, compared to 12% in last year's second quarter. A major factor in this result has been selling more transactions with multi-year service and support contracts.

From a product perspective, we released Reading Progress Indicator. This is a short electronic reading assessment requested by our customers. The data from this reading assessment will be available in Progress Tracker and will enable districts and our teams to quickly review the impact of Fast ForWord on reading achievement. We believe this will shorten the time from initial purchase to adding more sites in a district.

We have now completed the research on a 30-minute protocol for all 11 Fast ForWord products except one and hope to release later this year shortened protocols. Thanks to our scientists, researchers, software development teams and thousands of customers, we are closer to successfully reducing the daily time required to change the brain without compromising results. Three factors have made this possible: First, we are beginning to move our new and revised products to flash multimedia technology, which has resulted in more learning trials per minute

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

and improved motivational feedback. Second, we used large sets of randomly sampled learning data from our massive, almost real-time database of student learning to perform item analysis on the learning content. We used this data to build statistical models that allowed us to create more efficient learning paths for specific sub-groups of students. And third, the speed of technology continues to accelerate, allowing more trials per session. The 30-minute protocol increases school flexibility in scheduling and using Fast ForWord, and we believe will open more of the market to this important innovation.

We also plan to release in the third quarter a repackaged Fast ForWord offering targeted at “bubble students”. These are students slightly below grade level or at grade level. These students comprise the largest group of students in both schools and districts, and often are the determinant as to whether a district or school will make adequate yearly progress (AYP). This is another important development to open more of the market to our life-changing innovation.

Our second goal is focused on adding sales capacity while continuing to improve productivity of our sales organization. We ended the second quarter with 47 quota bearing positions, compared to 41 at the end of last year's second quarter; however, this is below the pace we had anticipated. While it will be challenging to hit the targeted average of 53 quota bearing positions for the year, we believe we can reach and potentially exceed 53 by year-end.

We also added one more VAR to our international network. This partner will be bringing our innovation to several countries in Central and South America. We now have 23 VARs compared to 17 at the end of last year's second quarter. Fast ForWord software has been purchased in 36 countries outside of the U.S. and Canada at the end of Q2 2007 compared to 27 countries at the end of Q2 2006.

For the quarter we closed 25 transactions over $100,000 compared to 35 last year. The average transaction size increased from $305,000 in Q2 2006, to just over $545,000 in 2007. Year-to-date we have closed 33 of these large transactions compared to 53 through the first half of last year. As you will recall, we had built up demand at the beginning of 2006. Like the rest of our industry, we experienced sales delays in 2005 when Hurricanes Katrina and Rita produced the energy crisis, and uncertainty in Texas school district funding slowed customer decisions. In the first half of 2006 these issues diminished in importance, and districts began buying at increased levels.

Our strong Q2 was driven by the $7.4 million district-wide purchase of Fast ForWord software by Duval County Public Schools in Jacksonville, Florida. This is the second largest purchase in the history of our young business, adding 115 schools to the 44 already purchased and implemented. While we had anticipated the district purchasing licenses for all schools over the next 12 months, we are delighted with this acceleration based on the exceptional results being achieved, giving more immediate access to all students. The Duval County contract includes services, support and Progress Tracker through 2010, demonstrating the district's commitment to high fidelity implementation of Fast ForWord software.

This multi-million dollar transaction does not signal a change in our strategic focus of closing smaller $100,000 transactions rapidly; however, as indicated in our prior calls, we will pursue

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

these large transactions when there is broad district commitment to high fidelity implementation, as well as a solid understanding and commitment to the science and research behind our unique neurological innovation. School district expansion through the addition of more sites not currently using Fast ForWord remains a critical element of our overall K-12 strategy.

We had three additional transactions in the quarter over $500,000: the Lamar County School District in Mississippi expanded their use of Fast ForWord to district-wide and was also selected as a national reference site; the Lafourche Parish School District in Louisiana added all Fast ForWord to Reading products to their district-wide use, as well as a multiyear contract for services, support and Progress Tracker; and the Clarke County Schools in Nevada continued their expansion, adding more Fast ForWord sites.

Texas passed new legislation calling for the use of neuroscience based and scientific research interventions with struggling readers. This bill has been signed into law by the governor and has allocated up to $6 million in special funding for the 2007/2008 school year. This not only affirms the potential life-changing impact of neurological interventions, but legitimizes the use of brain-based solutions by Texas school districts. We believe this moves us closer to an inflection point in our largest sales producing state.

The K-12 buying environment remains positive, with increased state revenues in most states and many states with budget surpluses. Federal funding for Title I in Special Education continues to be strong, with the Democratic Congress indicating they intend to fully fund No Child Left Behind. Additionally, the demand for scientific-based solutions, along with the accountability requirements, continues to increase.

Our final goal is to establish the more than 30 years of neuroscience research that supports Fast ForWord applications as a market differentiator. In the quarter, seven more independent research studies were published, which brings the total for the year to 15. There are now 139 efficacy studies on Fast ForWord. Research around the world continues to replicate and validate Scientific Learning’s claims that Fast ForWord software quickly builds student learning capacity in four-year-olds through adults, and that these changes endure over time, resulting in academic and learning success, as well as dramatic improvements in achievement scores.

Our guidance for the year remains unchanged except for the additional legal and accounting expenses associated with the secondary offering. Jane Freeman will give you more detail and specifics on the guidance in her remarks.

I am pleased to announce that at this morning's meeting of our Board of Directors, two prominent U.S. educators were elected to the Scientific Learning’s Board. Mike Moses was elected as Vice Chairman and will work closely with the Board of Directors and me on K-12 strategy designed to accelerate our penetration, moving us closer, more quickly to a critical inflection point. Mike is the former Texas State Commissioner of Education, and also served as a Superintendent of the Dallas Independent School District, a major user of Fast ForWord software.

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Lance Odden has served as a close advisor to the Board of Directors for many years, as well as consultant to Warburg Pincus. Prior to his retirement, Lance was Head Master of the prestigious Taft School. Lance is currently very active in the investment community and serves as the Lead Director of Irwin Financial Corporation. We are delighted to have Lance's continued involvement and tremendous educational and organizational expertise on the Board of Directors.

Jane Freeman, our Senior Vice President and CFO, will provide you with more detail on our financial results and guidance, as well as her own perspective on the business. Jane?

Jane Freeman - Scientific Learning - SVP, CFO

Thanks, Bob. Booked sales were $19.5 million in the second quarter, 28% higher than the $15.2 million reported for the second quarter of 2006. For the six month period, booked sales totaled $25.3 million, an increase of 15% compared to $22 million for the first half of last year.

K-12 booked sales in Q2 were $18.1 million, compared to $13.9 million in 2006, up 30% year-over-year. Booked sales to existing customers, those school districts who have purchased from us before, were about 80% of K-12 booked sales, which is consistent with our history, but on the high end.

Services sold as a percentage of K-12 booked sales were 23%, up from 12% in Q2 2006 and well above our target level of 15%. This is primarily the result of a number of transactions, including Duval, which included multiple years of service and support. For the first half, K-12 booked sales increased 16% to $23.4 million. Booked sales outside of K-12 increased 9% year-over-year for the three and six month periods respectively.

Revenue for the second quarter increased 13% to $14.6 million, compared to $13 million last year. We recognized a smaller proportion than usual of our booked sales into revenue this quarter, about 48% compared to 57% in last year's second quarter and last year's full average of 52%. The primary driver of this was our Duval sale, which had a lower proportion of software in its revenue mix because of the multiple years of service and support in the transaction.

As a result, product revenue increased 5% to $11 million. Service and support revenue increased 46% to $3.6 million as a result of a higher number of customers and the increased level of services sold in prior periods, which are now being delivered.

We also recognized $5.2 million from our March 31st deferred revenue balance. Because booked sales were $4.9 million higher than revenue, we added that amount to deferred revenue. Deferred revenue totaled $21 million at the end of the quarter compared to $18.2 million on June 30, 2006.

We had a number of transactions this quarter in which customers purchased these multiple years of service and support at one time. Although we defer revenue on these out years of service and support, we believe these multiyear agreements lead to better use of the Fast ForWord product and better student results.

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Because of these multi-year transactions, our long term deferred revenue balance rose to $6.7 million. Revenue for the half totaled $23.4 million, an increase of 13% compared to $20.8 million for the first half of 2006. Gross margins for the quarter improved to 82% compared to 81% in the second quarter of 2006.

This is due primarily to an improvement in services and support margins as we achieved higher utilization in services, and saw the anticipated improvement in support margins compared to last year when we were starting up our Tucson office. Services and support margins were 42% in the second quarter, compared to 18% in the second quarter a year ago. For the first half, services and support margins rose to 38% compared to 22% in the first half of 2006.

Software margins increased to 96% compared to 95% in Q2 last year. This is a new high. The leverage was on fulfillment expenses. For the first six months, product gross margins were 95%, about equal to the same level as last year. Operating expenses increased 16% to $9.5 million, compared to $8.2 million in last year's second quarter.

The largest increase, 26%, was in G&A, as we picked up approximately $290,000 of expenses associated with the secondary offering. For the first half, operating expenses increased 17% compared to the first half of 2006. For the six months, we incurred about $326,000 of legal, consulting and accounting costs associated with the secondary offering.

The operating profit for the quarter was $2.5 million, compared to an operating profit of $2.3 million in the second quarter last year. For the year-to-date, we had an operating loss of $553,000, compared to an operating loss of $24,000 last year. Interest and other income totaled $254,000 for the quarter, compared to $120,000 in the second quarter last year.

This includes higher interest on cash of some [reclass] of revenue, and higher royalties from our investment in Posit Corporation. For the six months, interest and other income totaled $587,000 compared to $252,000 in the first six months of 2006. Taxes were $113,000, or 4% of pretax income, compared to 1% in the second quarter last year.

Our net profit for the quarter was $2.7 million, and diluted income per share was $0.15, compared to a net profit of $2.4 million and $0.13 per share in the second quarter of 2006. Year-to-date, our net income was $31,000 and $0.00 per share, compared to $214,000 and $0.01 last year.

Accounts receivable were $16.3 million, up from $11.8 million last year. DSOs on booked sales were 75 days at quarter-end, compared to 70 in Q2 last year. That's primarily a function of sales booked at the end of the quarter. We continue to have essentially no bad debt expense.

In the second quarter, we used $2.8 million in cash from operating activities compared to $61,000 generated last year. We had $9.4 million of cash and equivalents at the end of June, compared to $8.3 million on June 30, 2006. Capital spending totaled $282,000 during the quarter, compared to $130,000 last year. That's really a function of our spending on our new CRM, which we expect to go into service sometime in the third quarter.

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

As of June 31, 2007, almost 4,900 schools have purchased more than $10,000 of our Fast ForWord software, and over 1 million Fast ForWord products have been used by students. There's no change in our operating expectations for 2007. We expect revenue to be between $49 million and $52 million, an increase of about 20% to 25%, compared to $41 million last year.

Gross margins are expected to improve as we continue to leverage our new We Care Support Center in Tucson. You saw this in the second quarter. We also expect operating expenses to grow more slowly than revenue. After including approximately $650,000 in expenses for the secondary offering, which were not included in our prior guidance, our net profit is expected to be in the range of $3.1 million to $4.0 million compared to $208,000 in 2006.

Diluted EPS are expected to be in the range of $0.17 to $0.22, compared to $0.01 in 2006. The improved profitability is expected to be reflected in cash flow from operating activities, which is expected to increase from $4.3 million in 2006, to between $6.5 million and $7.5 million. Capital spending is expected to range between $1 million and $1.5 million as we complete the implementation of our new CRM.

Our guidance for the year assumes an estimated 4.5% tax rate, which would cover our cash tax payments for the year. We will be reevaluating the valuation allowance on our deferred tax assets as part of our planning process, and may release some of that allowance during the fourth quarter. We don't currently have an estimate for the size of that release, if any.

As you know, we do not give quarterly guidance, but let me just remind you about last year's third quarter. Revenue was $9.9 million, and booked sales were $12.7 million. Booked sales were 38% higher than in Q3 of 2005. We're typically strongly cash flow positive in the third quarter as we collect on our record second quarter booked sales.

Last year, we generated $5.2 million in cash from operating activities in the third quarter. We expect to recognize about $5.3 million from our deferred revenue balance into revenue in the third quarter, and this compares to $4.6 million in the third quarter last year. For 2008, our target is to continue to increase our revenue from 20% to 25% to $60 million to $63 million.

We expect continued improvement in operating margins to the 10% to 11% range. We will have a change of control for tax purposes as a result of the secondary offering. As a result of that change and the difference between booked and taxable income, we expect to report an approximately 35% tax rate. Net income is expected to be in the range of $4.5 million to $5.3 million, and diluted earnings per share are expected to be in the range of $0.24 to $0.30.

Longer term, our goal is to grow booked sales and revenue at a 20% to 25% per year and to reach a 17% operating margin as we achieve critical mass, primarily by leveraging sales and marketing expenses to 40% and G&A to the 10% level. We expect 2007 and 2008 to demonstrate our progress on that goal. We're very excited about the prospects for the rest of the year, and I would like to turn the call back over to Bob.

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning - Chairman, CEO

Thanks, Jane. The second quarter was very strong, resulting in record booked sales and revenue with corresponding increases in earnings. Despite these record sales and closing the second largest transaction in the history of our young business, we ended the quarter with a record sales pipeline. This large and growing pipeline is the primary result of the increased number of brain-based events in 2007, along with growing sales capacity and increasing “word of mouth” among educators. We remain confident that our 20% to 25% growth target for booked sales and revenues is achievable in 2007 and beyond. Our new electronic assessment, along with four important second half developments, have the potential to move us closer to a critical inflection point in the K-12 market. These are shorter protocols, a repackaged Fast ForWord to Reading targeted at “bubble students”, special Texas funding for newer science-based interventions, and prominent educators joining with our scientists, customers and internal teams in building awareness of the learning power associated with Brain Change.

Additionally, independent research studies continue to demonstrate that student learning efficiency can be quickly increased, leading to academic success and increased achievement results. These research studies also demonstrate that Fast ForWord software not only changes the brain for improved learning outcomes, but that these changes endure over time, allowing students to fully participate in the curriculum and instruction.

We appreciate your interest and continued support, and will now be glad to take questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Your first question comes from the line of Nate Swanson of ThinkEquity. Please proceed.

Nate Swanson - ThinkEquity - Analyst

Hi and --

Bob Bowen - Scientific Learning - Chairman, CEO

Hi, Nate.

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Nate Swanson - ThinkEquity - Analyst

Hi. Congrats on the great quarter.

Bob Bowen - Scientific Learning - Chairman, CEO

Thank you.

Nate Swanson - ThinkEquity - Analyst

A couple of questions. First, in terms of the Duval County deal, can you walk us through some of the characteristics of that deal in terms of revenue recognition and what went into revenue this quarter in and what went into deferred?

Jane Freeman - Scientific Learning - SVP, CFO

Nate, I don't have those exact figures in front of me, but we recognized the software as a perpetual license transaction. It has three years of service and support included in it, which run out to 2010. The software license revenue we recognized upfront, but the proportion of software in the mix was much smaller than normal.

So typically on average across all of our contracts we typically have between 65% and 70% of that as software with the balance in service and support. But that typically has one year of service and support in it. So Duval bought a much more complete package of software in terms of the product suite, but they also had a very high proportion of services and support as a result of the deal.

Nate Swanson - ThinkEquity - Analyst

Okay. Does that impact the profitability of the deal over the course of the contract at all?

Jane Freeman - Scientific Learning - SVP, CFO

It would a little bit because the service and support is on balance a lower margin than software. But it's designed to be a very profitable contract for us overall.

Nate Swanson - ThinkEquity - Analyst

Okay.

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning - Chairman, CEO

And I would also add, Nate, that we will now have three dedicated people working in Duval County schools, and we will, of course, then generate very high utilization rates. So this moves our service professional utilization up. So that's very positive on this margin objective we have for the business in the service and support area. And it's very important to our business model and the long term future of the business.

Nate Swanson - ThinkEquity - Analyst

Okay. Can you expand on that a little bit? You saw another nice increase in services margin this quarter. Directionally, can we keep that going for a couple more quarters, or where do you think that settles in longer term?

Bob Bowen - Scientific Learning - Chairman, CEO

When you look at support and service margins, we made a major investment last year in our Tucson center and some increased touches with our professional services organization. Our commitment was that those were one-time investments, and we would then recapture those through efficiency and increased utilization.

And we've clearly seen both of those unfolding, with increased utilization in our organization and our professional services organization and with leverage on our new support center in Tucson. So it is our intent to keep moving those margins up and I think our long term objective would have that in the 45% to 50% margin range, which we believe is among the best in the industry.

Nate Swanson - ThinkEquity - Analyst

Okay. Then in terms of the shorter protocol, the 30-minute protocol, it sounds like you've done a lot of the research and a good part of the product development. Can you walk us through your go-to-market strategy there? And how quickly do you think you'll see customers begin to uptake that 30-minute protocol? And does that help shorten the sales cycle some as well or is it too early to tell at this point?

Bob Bowen - Scientific Learning - Chairman, CEO

First of all, we're moving as rapidly as we can, so we have to finish off this final research study on the last product. Our scientists are competent but we have to get the data in, and we have to analyze it. We're trying to get ourselves positioned. We have to enable the Gateway Edition to deliver these reduced protocols.

When that occurs, we will have a series of standard protocols, including 30, 40, 50 and 90. Today, we have 50 and 90 minute protocols, as well as 75 and 100 minute protocols on some products. So we will standardize a series of protocols and then the customers would select from those. We're trying to do that as soon as we can.

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Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

We're confident we can get that done in the last half, but we would like to move as soon as possible. But our first commitment is to make sure that we have completed the research on all the products, and that we have demonstrated that the brain-changing impact is not compromised. Secondly we want to make sure the software changes have been fully tested to make sure we don't release anything that's buggy. And so, I believe the impact here will not be as much a shortening of the sales cycle as it will be opening up more of the market. So a 30-minute protocol will fit much better into the school day and allow schools to actually get to more students.

So if you think about a school rotation on a 50-minute protocol and there's 220 minutes, you can at max get about four, or maybe five rotations in a day. So if you have 30 computers in the lab, you can probably reach 120 kids, something like that. But if you go to 30 minutes, then you're taking less time out of the day, and you can do more rotations. So we think it will open up more of the market versus shortening the sales cycle.

Nate Swanson - ThinkEquity - Analyst

Okay. So you have to get the full suite research before you'd go to market with that?

Bob Bowen - Scientific Learning - Chairman, CEO

That's correct and we're close. We've just got to finish the research on one more product and then it's a software development task to finish off the testing. We want to make sure that it's been fully tested in our customer base and in our internal QA, and then it's ready to go to market.

Nate Swanson - ThinkEquity - Analyst

Okay. And then just one last question, can you talk about how you would also go to market with the “bubble student” offering, and do the two go hand-in-hand? And what impact do you -- ?

Bob Bowen - Scientific Learning - Chairman, CEO

No, we can go to market with the “bubble student” package on the 50 minute protocol. We think the “bubble student” package will be much more -- because you're going right at the at-risk students who are setting on this bubble and you're really moving into the mainstream, and you're starting those students in a Fast ForWord to Reading product versus starting them in a Fast ForWord language product or a Fast ForWord literacy product.

So they can run 50, but if we have 30, then we open up the classroom market. So in a regular classroom where they have computers at the back of the classroom and they have a 90-minute block with a 30-minute rotation, then they can deploy in the classroom, as well as in the lab. So although we think the 30 minute protocol will open it up, it's not necessary to release the package, but it will make the package more appealing to that segment of the market.

Nate Swanson - ThinkEquity - Analyst

Yes, okay. Got it. Thank you.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning - Chairman, CEO

Thanks, Nate.

Operator

Your next question comes from the line of Ryan Mahoney of ThinkEquity.

Bob Bowen - Scientific Learning - Chairman, CEO

Hey, Ryan.

Ryan Mahoney - ThinkEquity - Analyst

Hi. Good afternoon. My question is in regards to the guidance for 2008. Do you continue to expect booked sales to grow in line with your revenue guidance, I think was 20% to 25%?

Jane Freeman - Scientific Learning - SVP, CFO

Yes, we do. We don't see any pronounced change in how we're going to recognize revenue over the course of the next year or two.

Ryan Mahoney - ThinkEquity - Analyst

Okay, great. And then my last question is just with regards to some of the states, I think that you had been seeing progress in Mississippi, Missouri, Michigan and Louisiana. Could you just comment on how some of that progress has been trending during the quarter?

Bob Bowen - Scientific Learning - Chairman, CEO

Well, if you look at the opportunities in the pipeline, we believe there is really good opportunity in the key states where we had momentum. So we expect a very good year in Mississippi, a very good year in Missouri, Texas, Florida, Louisiana. This year we have picked up momentum in Indiana, where we had never had it before. It's too early to declare a pattern, but at least we're starting to see movement in Indiana, and we've got renewed activity in New York State. New York State was a little off last year. It was up slightly but not a big increase. We are seeing very nice increases and really robust pipelines in New York State. So states where we've had nice momentum, we see that continuing with the activity in the first half and in the pipelines. We believe that's going to continue, and we've picked up some momentum in some new states.

One other state I should mention where we picked up really nice momentum in the first half is North Carolina, and we see that continuing. We're really pleased. We had this great Cumberland County site and reference but we were not heavily penetrated there. We have a rep now in her second year and this great reference account, and we really see the knowledge of Fast ForWord

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

growing and some great sites being added in that state. So we're very pleased about North Carolina as well.

Ryan Mahoney - ThinkEquity - Analyst

Okay, great. Thank you.

Operator

Your next question comes from the line of Jeff Silber of BMO Capital Markets.

Bob Bowen - Scientific Learning - Chairman, CEO

Hey, Jeff.

Jeff Silber - BMO Capital Markets - Analyst

Hey, how are you doing? Can you hear me?

Bob Bowen - Scientific Learning - Chairman, CEO

We sure can.

Jeff Silber - BMO Capital Markets - Analyst

Okay, great. Actually, the prior two callers got most of my questions but I just have some follow-up. Just to clarify something on the Duval impact, what was the impact on booked sales that you reported in 2Q '07?

Jane Freeman - Scientific Learning - SVP, CFO

It was $7.4 million.

Jeff Silber - BMO Capital Markets - Analyst

Okay. And was there any impact in the prior quarter or was this a contract that you just signed in the second quarter?

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Jane Freeman - Scientific Learning - SVP, CFO

Well, not from that transaction, but we had a prior order from Duval of about $700,000 in Q1. This is a continuation of a rollout in Duval, so we actually had $2 million of sales to Duval last year as they were starting up this first wave of schools.

Jeff Silber - BMO Capital Markets - Analyst

But in terms of the new contract, it was only really $7.4 million in the second quarter?

Jane Freeman - Scientific Learning - SVP, CFO

That's right.

Bob Bowen - Scientific Learning - Chairman, CEO

That is correct.

Jeff Silber - BMO Capital Markets - Analyst

Okay, great. Just wanted to clarify that. Now, in terms of your 2007 guidance, if we back out the transaction impact, would your guidance have changed at all?

Jane Freeman - Scientific Learning - SVP, CFO

No.

Jeff Silber - BMO Capital Markets - Analyst

The transaction I'm talking about in terms of your secondary offering.

Bob Bowen - Scientific Learning - Chairman, CEO

That's right. No, there was --

Jane Freeman - Scientific Learning - SVP, CFO

No.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning - Chairman, CEO

-- no change.

Jeff Silber - BMO Capital Markets - Analyst

Okay, good. And in terms of looking forward, I know you don't give any quarterly guidance, but from a seasonality perspective, is there any dramatic difference between 3Q and 4Q?

Jane Freeman - Scientific Learning - SVP, CFO

Yes. Typically in the last couple of years the third quarter has been much bigger than the fourth quarter. Now, fourth quarter, the natural buying cycle in K-12 is typically around a June 30th fiscal year, either before that or right after. And the fourth quarter is not a natural buying cycle, but they do sometimes have year-end money. And some states, like Texas, start new fiscal years in the fourth quarter.

Bob Bowen - Scientific Learning - Chairman, CEO

Of our fourth quarter.

Jane Freeman - Scientific Learning - SVP, CFO

Our fourth quarter.

Jeff Silber - BMO Capital Markets - Analyst

Your fourth quarter, yes, I understand. That's great. And again, I apologize to go back to a guidance question, but in terms of the share count that we should be using going forward, what should that be?

Jane Freeman - Scientific Learning - SVP, CFO

Well, the fully diluted share count number was 18.3 in the second quarter, and I think fully diluted gets you to 18.5, maybe up to 19, depending on our stock price.

Jeff Silber - BMO Capital Markets - Analyst

Okay, that's fine. And then you mentioned the tax rate change, and again just for modeling purposes, does that go into effect next year, or should that be impacting the back half of '07?

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Jane Freeman - Scientific Learning - SVP, CFO

It would go into effect next year because the shield on the NOL is enough to cover us for this year.

Jeff Silver - BMO Capital Markets - Analyst

Okay, great. So 4.5% is still good for this year.

Jane Freeman - Scientific Learning - SVP, CFO

That's right.

Jeff Silber - BMO Capital Markets - Analyst

Okay, fantastic. All right, keep up the great work. Thanks.

Bob Bowen - Scientific Learning - Chairman, CEO

Thanks, Jeff.

Operator

There are no further questions at this time.

Bob Bowen - Scientific Learning - Chairman, CEO

Let's wait just one second, Operator, and make sure we have no more questions.

Operator

(OPERATOR INSTRUCTIONS)

Your next question comes from the line of Trace Urdan of Signal Hill. Please proceed.

Bob Bowen - Scientific Learning - Chairman, CEO

Hey, Trace.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Trace Urdan - Signal Hill - Analyst

Hey, that was a close call. Jane, I just wanted to be sure that I understood. Did you say that the deal costs so far were $326,000?

Jane Freeman - Scientific Learning - SVP, CFO

That's right, year-to-date.

Trace Urdan - Signal Hill - Analyst

Okay. So then the balance, are you expecting the balance to come all in the third quarter then?

Jane Freeman - Scientific Learning - SVP, CFO

Yes.

Trace Urdan - Signal Hill - Analyst

Okay. All right. I figured as much. I just wanted to be sure that I had your assumptions correct. I wanted to ask a little bit about this record pipeline and whether there might be some sort of qualitative discussion that you could offer us to help us kind of get a feel for what's going on.

And I'll trust you to use -- talk about it any way you think is best, but the first question that I had was sort of whether you were able to look at the lead sources for the deals that are in the pipeline and notice any kind of a change versus the prior year or two years ago? Are there trends that are taking place? Are you seeing more of the leads or more of the deals in the pipeline coming from the brain events?

Bob Bowen - Scientific Learning - Chairman, CEO

Oh, yes, very definitely. The brain-based events are one of our major sources for high quality leads. The reason for that, Trace, is that those brain-based events are used in two ways: first to introduce new districts who have done no prior business with Scientific Learning to Fast ForWord and the science behind the products; and second, to expand in districts that are currently using Fast ForWord.

With the new districts we are presenting the science and brain research and introducing them to the potential power of Fast ForWord, and how different this really is from other products and reading programs. It's not a reading program. Fast ForWord builds this brain efficiency so that students can benefit from reading programs or math programs or learning and instruction in general. These new districts (or “seeds” as we call them) are an important part of our brain-based events. Once we are in two or three schools in a district, our goal is to turn that seed into an expansion.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

With the expansions we try to bring in more of the district leadership to really understand the product, the science and research behind the product and the importance of implementation fidelity. We do this so that we don't have just one person in the district leadership that understands, but we have broad-based leadership support.

There are two parts to that pipeline and [its] quality. One, is brand new districts where we're trying to get them introduced, and expanding districts where we're trying to broaden understanding in that district so that we get everyone aligned. And that's really key to these district movements that we are seeing. So we see both of those happening.

And of course another source of our leads is the sales reps themselves. So as you have additional capacity, these are people who have worked in the industry for many years, they have relationships, and of course, they build those relationships. The sales reps, as well as our sales management, work really hard to get these participants into these brain-based events.

So this is a major part of our strategy to move the key people into these brain-based events so they can hear from our scientists, our leading presenters, our curriculum experts, our chief education officer, and so it is really impactful.

The other thing I would tell you about the pipeline is there is enormous rigor here among the sales management team. Once a month I'm involved directly with a very detailed call with our national sales leader and the regional sales directors where we go through the pipeline in depth for the quarter, as well as the leads that are sitting in the best opportunities for the following quarter.

So we look at the current quarter as well as a quarter out, and we measure our sales managers against the forecast that they are making in addition to, of course, their quotas. So we've built a lot of discipline and information flow, and we watch these pipelines and measure them against the historical close rate. So, we can test them against reasonableness to say, well, does this look reasonable based on the best we've ever done over the past three to five years, and does it look aggressive. And so you kind of measure that out by region as well as nationally. So it's kind of the process.

Trace Urdan - Signal Hill - Analyst

Okay. And the situation, Bob, where you're expanding the districts, a couple of questions there. One is, is that becoming a bigger component of what you're seeing in the pipeline, A? And B is, do the brain events, in your mind, do they sort of accelerate getting to a yes there, or do they sort of just improve the hit rate on an absolute basis but maybe don't change the length of the cycle there?

Bob Bowen - Scientific Learning - Chairman, CEO

I believe they are a major factor in the districts we can get in, in a broad way where multiple people attend for the expansion. I think it's a very critical element and produces a better hit rate in terms of the ultimate close and the size of the expansion.

Trace Urdan - Signal Hill - Analyst

So kind of all of the above?

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning - Chairman, CEO

It's kind of all of the above, it really is. And it becomes just a really important thing, because you really need to understand the science, not let people in the district treat it like it's just another reading program; it's different. If they understand the science, they will not say that, and they will really understand that we're doing something very different here at the neurological level of the brain that's essential to learning.

Getting that across takes a little time and attention, and the brain-based events are one of the best ways to do that, along with word of mouth. We've got a lot of educators and leaders now talking to each other about this, and Cumberland County in North Carolina is a good example. They are huge advocates, they have a lot of people, and they talk to their peers.

Bill Harrison and his team in Cumberland County are highly respected for what they've accomplished in the state by the State Department and by other school districts. So those are real influencers. We can grow across states and outside that. In the second quarter we had a joint brain-based event in Cumberland County for all the neighboring districts. And so it's just a major part of our strategy, and we're really working this hard.

Trace Urdan - Signal Hill - Analyst

Okay. And then just shifting gears a little bit, do you guys get -- I mean I know that you get lumped in as a reading program. Do you attract much funding from Reading First?

Bob Bowen - Scientific Learning - Chairman, CEO

We do not get much reading. We get some. We've gotten more out of the second cycle of Reading First. We got a lot more out of Title I. Title I is our biggest funding source followed by Special Ed, and increasingly local funding. The Duval deal was local funding.

Trace Urdan - Signal Hill - Analyst

Okay. You may know where I'm going with this. So the cut that the House is contemplating for Reading First shouldn't really impact you guys too much? Is that -- ?

Bob Bowen - Scientific Learning - Chairman, CEO

Not at all, no. We think what they're doing is good news for us.

Trace Urdan - Signal Hill - Analyst

Okay, terrific. I'll let you go.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

Bob Bowen - Scientific Learning - Chairman, CEO

Thanks a lot. Thanks, Trace.

Trace Urdan - Signal Hill - Analyst

Thanks.

Operator

(OPERATOR INSTRUCTIONS)

There are no further questions.

Bob Bowen - Scientific Learning - Chairman, CEO

Thanks, Operator. Jane and I are in Jacksonville, Florida. We had a joint board event last night with the Duval County School Board and our board, as well as the two senior leadership teams of both organizations. Tomorrow the first ever community-wide brain summit will be held here in Jacksonville, Florida.

It will involve the medical community, the business community, the political community and the educational community, along with our four founding scientists and Dr. Joe Martin, the former Dean of the Harvard Medical School and a Neurologist. There are currently 550 community leaders signed up for this event.

So Jane and I are not in the office, and will not be there to take immediate calls for those that have got questions. But if you will call the office and let them know that you would like to talk to us, then we will as quickly as possible get back to you to answer any other questions that you might have.

So again, we appreciate your support, your questions and look forward to keeping you updated on our progress. Thank you very much. Thank you, Operator.

Operator

Thank you for your participation in today's conference. This now concludes the presentation. You may disconnect. Have a great day.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 2:00PM PT, SCIL - Q2 2007 Scientific Learning Earnings Conference Call

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Scientific Learning Corporation
Supplemental Information

Stock-based Compensation (pretax)

$s in thousands

	Second Quarter		Six Months, June 30
	2007	2006	2007	2006
Included in:
Service & Support Costs	$55	$57	$103	$97
Operating Expenses	416	453	833	794

Total	$471	$510	$936	$891

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	Second Quarter		Six Months, June 30
	2007	2006	2007	2006
Booked Sales	$19,482	$15,239	$25,320	$22,023
Less Revenue	14,577	12,953	23,390	20,784

Net (Decrease) increase in current and long-term deferred	$4,905	$2,286	$1,930	$1,239

Beginning balance in current and long-term deferred	$16,185	$15,956	$19,159	$17,003
Ending balance in current and long-term deferred	$21,090	$18,242	$21,090	$18,242

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.